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The following presentation was made April 20, 2021 and will be available for replay April 21, 2021.

Jay Song

ExxonMobil, LNG New Markets Manager

Institute of Energy Economics, Japan ASEAN

LNG Virtual Workshop, April 20, 2021

Transcript:

Thank you, Hashimoto-San. It’s an honor to be here today with our distinguished industry colleagues, and many thanks to the IEEJ for hosting this event. I would like to share with you today ExxonMobil’s perspectives on the dual challenge, which I think all of us are familiar with: advancing sustainable, effective solutions that address the world’s growing demand for energy while addressing the risk of climate change. And I’ll share with you how this impacts our long term business approach and ExxonMobil. I will also share with you some of the de-carbonization solutions we are actively investing in as a company and the importance of working with our customers and host governments in developing gas and LNG value chains to enable the switch to cleaner fuels in emerging markets.

So moving on to the next slide. This is our cautionary statement and supplementary information. Just wanted to make sure that you had the chance to look at this. It’s also in the slides that we provide with IEEJ. You may also access additional information and are frequently used terms on our website at exxonmobil.com.-

Moving on. I think it’s worthwhile starting with the broader context and fundamentals of the energy business that we all appreciate. This is the UN’s Human Development Index, and you’ll see a very strong correlation between the quality of life and energy demand growth. It’s known, well known fact that as people’s quality of life improve, energy demand is expected to increase as well. Nearly half of the world’s population currently live in countries that rank low to medium on the UN Human Development Index. Some of the modern conveniences that people in developed countries may take for granted, such as lighting, heat, refrigeration, clean drinking water, are things that billions of people are aspiring to have for themselves and their families. And to help put things into perspective, the average energy usage per person in India and Africa is 10% of this of someone in the US. And it also takes the same amount of electricity to run a refrigerator freezer in the US as an average person at a developing country consumes the entire year. And what I’ve just outlined there is the basis of the dual challenge that we face in meeting the world’s need for energy to underpin economic prosperity, while mitigating the long-term impact on our environment. I’ll share with you what this means from an implication standpoint on the energy mix going forward. Next slide.

So at ExxonMobil, we look at a future that is in line with the Paris Agreement. We use the UN’s Intergovernmental Panel on Climate Change, or IPCC’s, projections along with other third party projections in developing our strategy and plans. IPCC’s lower two degree models projected variety of global energy demand scenarios with differences in absolute demand and mix. All of the scenarios assume significant efficiency gains, as you’ll see from that chart, such that the energy consumption per person will decline this decade. On average the scenarios project that by 2040 wind and solar will grow by more than tenfold and the use of coal will significantly decrease over that time. Importantly, they project an essential role for oil and gas and do, as do most other third party scenarios that meet the objectives of the Paris Agreement. And I’ll kind of share with you what this means in terms of what are the sectors that are actually needing this continued usage of oil and gas. And I’ll share with you what ExxonMobil’s focus decarbonization solutions are in each sector. Next slide.

So as you’ll see from the table there, the continuing demand for oil and gas is concentrated in three sectors. Power generation, commercial transportation and industrial. IPCC projects that these three sectors will account for about 80% of demand, similar levels to today. These are also known as very difficult or challenging to decarbonize sectors and require technology investments in innovation. ExxonMobil is focusing on scalable decarbonization solutions for each of these sectors, leveraging our decades of operating commercial experience, engineering capabilities and core science competencies. Reducing emissions will require further innovation, and ExxonMobil plans to continue to research and technologies to address challenges in each sector.

Let’s start with power generation. In power generation, we are working actively with their customers for that, provide them with natural gas that produces up to 60% fewer emissions than coal, implementing cogeneration projects and supplying lubricants for wind turbines. We believe natural gas will play a key role in reducing greenhouse gas emissions in emerging markets and also supplement the intermittency of renewables. We are also the second largest buyer of wind and solar power in the oil and gas industry, and among the top 5% across all corporations, purchasing roughly 600 megawatts. In commercial transport we develop fuels and lubricants to improve fuel efficiency, biofuels and lightweight plastics. In industrial we’re developing new materials to lower emissions footprint, energy efficient process redesigns, and carbon capture technology. Today, ExxonMobil is the world’s leader in carbon capture, responsible for more than 40% of all the CO2 ever captured. ExxonMobil was the first company in the world capture more than 120,000,000 tons of CO2, which is equivalent to an annual emissions of more than 25 million cars. Our ongoing research includes a focus on lower cost hydrogen, another carbon capture solutions. We recently established the ExxonMobil Low Carbon solutions business. This new business will initially focus on CCS, but will progress commercialization of other lower emission technologies as they mature. Moving on to the next slide.

So kind of bringing this back to the point that I made on the previous slide about natural gas and you know developing markets to switch over to a cleaner fuel. We’re working closely with our customers to help them switch to natural gas and under, also underpin their economic growth. Our efforts are again by, underpinned by our long term views, and we view gas and LNG playing an important role in beating the dual challenge needs for Asia, including Southeast Asia. Asia Pacific will account for half of the global gas demand growth between 2017 and 2040. Even with this tremendous growth, in 2040, Asia Pacific remains to reason with the lowest penetration of gas in this primary energy mix. We project China will account for 65% of this growth. And then Southeast Asia India together account for more than 25% of the growth. Electricity industrial sectors, as you see from that chart in the middle, are projected to make a large portion of this demand driven by economic growth. Much of the demand will need to be met by LNG, as you see from the chart on the far right. 80% of the imported gas supply in Asia is expected to be through LNG by 2025.

To enable the desire for cleaner energy, for economic development, suppliers, project developers, host governments and consumers will need to work closely together to enable a cost efficient and sustainable LNG value chain. As we all know and as well spoken by the previous presenters: new and emerging LNG markets will require further investments in infrastructure and policy support. There isn’t a one-size-fits-all solution, and the needs of our customers are diverse in nature. At ExxonMobil, our aim is to work closely with our partners, customers and host governments to deliver reliable LNG with tailored solutions to meet that energy dual challenge.

So in closing, at ExxonMobil, we appreciate the dual challenge our society faces today. Meeting the goals of the Paris Agreement will require combined effort from industry, governments and academia. We are actively investing in decarbonization solutions, underpinned by our technology and science that has the potential to be deployed with scale. We also believe that our customers in emerging LNG markets can benefit from the consumption of gas versus coal. And we are willing to work on value chain solutions that are tailored to meet the needs of our customers.

Thank you for having me, and thank you for giving us time to present our views.

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